Exhibit 99.1

Contact: Kevin Coleman 610-889-5247

AMETEK ANNOUNCES STRONG SECOND QUARTER 2017 RESULTS
— Reports quarterly sales up 9% from prior period —
— Achieves diluted earnings per share of $0.65, up 10% over prior year —
— Increases 2017 earnings estimate to $2.46 — $2.52 per diluted share —

BERWYN, PA, AUGUST 2, 2017 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended June 30, 2017.

AMETEK reported second quarter 2017 sales of $1.06 billion, a 9% increase compared to the second quarter of 2016. Operating income increased 6% to $232.4 million versus the prior year and operating margins were 21.8% in the quarter. Diluted earnings per share increased 10% to $0.65 from the second quarter of 2016. Orders were up 20% in the quarter.

“AMETEK’s financial results in the second quarter were outstanding,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Strong sales growth combined with superb operating performance drove double digit earnings growth and excellent cash flow generation. Given these results and our positive outlook for the balance of the year, we are again increasing our full year 2017 guidance.”

Electronic Instruments Group (EIG)
For the second quarter of 2017, EIG sales were $657.7 million, up 10% from the second quarter of 2016. EIG operating income was $165.2 million and operating margins were 25.1% in the quarter.

“EIG had a great quarter with excellent sales and operating performance. Sales were up nicely on solid organic growth and the contributions from the acquisitions of Nu Instruments, HS Foils and Rauland,” commented Mr. Zapico. “We continue to see broad based sales growth across our EIG businesses and our encouraged by the strong orders performance in the first half of the year.”

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AMETEK ANNOUNCES STRONG SECOND QUARTER 2017 RESULTS

Electromechanical Group (EMG)
In the second quarter of 2017, EMG sales were $406.9 million, up 7% compared to the second quarter of 2016. EMG operating income was $85.6 million and operating margins were a very strong 21.0% in the quarter.

“EMG also had a great quarter with outstanding sales and orders growth. Sales were up driven by solid organic growth across all businesses and the contribution from the acquisition of Laserage,” noted Mr. Zapico.

2017 Outlook
“We are very encouraged by the excellent first half results. Sales and order growth has been strong and broad based. We are executing very well and generating strong cash flow, which we will continue to invest back into our businesses and on strategic acquisitions. While our performance reflects, in part, improving macro-economic conditions, it also highlights the underlying quality of our businesses and the strength of our Growth Strategies,” commented Mr. Zapico.

“As a result of the second quarter performance, we are increasing our sales and earnings guidance for the full year. We now anticipate 2017 sales to increase high-single digits on a percentage basis, with organic sales up low to mid-single digits. We are increasing our 2017 earnings guidance range to $2.46 to $2.52 per diluted share, up 7% to 10% over 2016 adjusted diluted earnings per share. This is an increase from our previous range of $2.40 to $2.48 per diluted share,” he added.

“For the third quarter, we anticipate sales will increase approximately 10% compared to the same period last year. We expect our earnings to be approximately $0.60 to $0.62 per diluted share, up 7% to 11% versus the third quarter of 2016,” concluded Mr. Zapico.

Conference Call
AMETEK will webcast its second quarter 2017 investor conference call on Wednesday, August 2, 2017, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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AMETEK ANNOUNCES STRONG SECOND QUARTER 2017 RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$1,064,604	$977,706	$2,072,286	$1,922,104

Operating expenses:
Cost of sales	699,739	639,711	1,364,674	1,263,392
Selling, general and administrative	132,480	118,959	254,929	231,153

Total operating expenses	832,219	758,670	1,619,603	1,494,545

Operating income	232,385	219,036	452,683	427,559
Other expenses:
Interest expense	(24,552)	(23,706)	(49,068)	(47,107)
Other, net	(4,478)	(4,769)	(8,838)	(6,849)

Income before income taxes	203,355	190,561	394,777	373,603
Provision for income taxes	52,874	52,368	105,370	101,240

Net income	$150,481	$138,193	$289,407	$272,363

Diluted earnings per share	$0.65	$0.59	$1.25	$1.16

Basic earnings per share	$0.65	$0.59	$1.26	$1.16

Weighted average common shares outstanding:
Diluted shares	231,588	234,790	231,296	235,503

Basic shares	230,158	233,285	229,853	234,134

Dividends per share	$0.09	$0.09	$0.18	$0.18

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Electronic Instruments	$657,663	$595,992	$1,277,432	$1,164,948
Electromechanical	406,941	381,714	794,854	757,156

Consolidated net sales	$1,064,604	$977,706	$2,072,286	$1,922,104

Income:
Segment operating income:
Electronic Instruments	$165,216	$152,115	$321,937	$293,947
Electromechanical	85,559	80,316	164,909	159,742

Total segment operating income	250,775	232,431	486,846	453,689
Corporate administrative and other expenses	(18,390)	(13,395)	(34,163)	(26,130)

Consolidated operating income	$232,385	$219,036	$452,683	$427,559

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$516,483	$717,259
Receivables, net	642,263	592,326
Inventories, net	541,213	492,104
Other current assets	89,314	126,501

Total current assets	1,789,273	1,928,190

Property, plant and equipment, net	492,507	473,230
Goodwill	3,117,129	2,818,950
Other intangibles, investments and other assets	2,136,104	1,880,304

Total assets	$7,535,013	$7,100,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$272,550	$278,921
Accounts payable and accruals	722,596	645,520

Total current liabilities	995,146	924,441

Long-term debt, net	2,128,838	2,062,644
Deferred income taxes and other long-term liabilities	818,833	857,076
Stockholders’ equity	3,592,196	3,256,513

Total liabilities and stockholders’ equity	$7,535,013	$7,100,674